EXHIBIT 99.1

healthcare solutions for a new generation SM

3420 Fairlane Farms Road, Suite C ♦  Wellington, Florida  33414  ♦   561.798.9800 (office)  ♦   561.296.3456 (fax)

November 6, 2008

Dear Fellow Shareholder,

On Tuesday night, we all witnessed a truly once in a lifetime historical event.  A new optimism is spreading across our country and some are even saying a new century in American history has begun.

As we begin the next chapter in the history of our Country with President-Elect Obama, I wanted to take this opportunity to provide you with my thoughts as to how this new spirit will likely impact our Industry and our Company as well as our progress over the last 12 months.  I have received calls from many shareholders asking me how the new Obama administration could impact our business model.

President-Elect Obama positioned himself as an agent of great change for the United States and healthcare reformation has been a prominent topic within his agenda based on his “Obama Health Care Plan1.”  He has been consistently on record as seeking reform and transformation of this industry to achieve his goal of providing affordable and quality healthcare coverage for all citizens.  Paramount on his Healthcare Agenda (as published) is to “Invest in Electronic Health Information Technology” as a way to better “coordinate care, measure quality [and] reduce medical errors.”  Key elements of his plan include:

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“Coordinate and integrate care”

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“Require full transparency regarding quality and costs”

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“Align incentives for excellence”

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“Comparative effectiveness reviews and research”

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“Increasing competition in the insurance industry” to lower costs

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“Prevent private insurance waste and abuse in Medicare”

President-Elect Obama has said he will seek to provide some kind of healthcare coverage to the 45 million Americans that are uninsured.

Undeniably this plan will impact the industry – to the detriment of some companies and to the benefit of others.  The business model and mission of each healthcare company will ultimately determine their success or failure under an Obama administration.

After nearly twenty years in the healthcare industry, I believe more than ever that our dynamic model, concentrating as we have in leading a transformation of healthcare and in anticipation of an imminent

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1

BARACK OBAMA AND JOE BIDEN’S PLAN TO LOWER HEALTH CARE COSTS AND ENSURE AFFORDABLE, ACCESSIBLE HEALTH COVERAGE FOR ALL, (http://www.barackobama.com/pdf/issues/HealthCareFullPlan.pdf).

change in the current healthcare model, will benefit greatly from the coming change.  We have focused on developing systems, processes and patent pending technology to correct core inefficiencies in the healthcare industry and believe that we will thrive under the “Obama Health Care Plan” as published.

To begin, please allow me to take you back to the fundamentals of our Company – our mission, vision and values.

MISSION

To identify and pursue leading edge opportunities within the healthcare industry, to develop efficient and cost effective healthcare solutions, to manage our patient’s treatment outcomes through a wellness concept.

VISION

The Company seeks to develop productive and cost effective and innovative healthcare solutions through the integration of products, services, technology, and partnering with healthcare professionals thus permitting the healthcare professional to effectively deliver highly personal, quality-focused healthcare services in a cost effective and profitable manner.

VALUES

Provide leadership to our industry, our community and our employees; provide our patients with the products and services needed to ensure their wellness; and to ensure adherence to a high standard of corporate governance and ethics.

With our mission, vision and values in mind, Quantum has propelled through a momentous past twelve months since our listing on the American Stock Exchange.  We have been reporting exceptional growth in providers, health plan partners, counties with operations and most importantly, growth in the number of patient lives.  Today we have approximately 2,000 affiliated healthcare providers, eight health plan (payers/HMOs) partners under contract, 29 counties (which represent 86% of the Medicare Advantage population in the state of Florida), and as we recently announced, over 3,650 patient lives.  This collectively has been reflected in our sequential quarter over quarter revenue growth.
(see chart below)

QUARTERLY REVENUES

I hope you have had the opportunity to review our public announcements regarding the development of our technology division, Quantum Innovations (QI).  This division, led by Pete Martinez, Senior Vice President and Chief Technology & Innovations Officer, has achieved unprecedented accomplishments in this industry and I believe is the crown jewel of our Company.

Quantum Innovations (QI) – Technology Solutions

Automation through 21st century technologies has been fundamental to the transformation of all major industries in the U.S.  New business models that leverage the breadth, speed and accuracy of technologies have flourished everywhere from finance to retail.  These business models, processes and technologies are now mature and their advantages and limitations are well understood.

Healthcare has been a laggard industry with regard to transformation; it is second only to the food processing industry in the least information technology investment per capita.  Healthcare ranks high with regard to the greatest inefficiencies, costs and quality challenges.  We believe the opportunities for massive improvements can be capitalized into growth by means of profit, revenue and quality.

The Quantum Group views technology as the greatest tool and asset our Company has to manage our model and to rapidly achieve profitable growth.  Technology will also accelerate our transactions with our partner health plans, patients and affiliated providers which we believe will yield increased efficiency, quality and financial gains.  We believe that these same automated technological processes can be leveraged by the healthcare industry at-large.

The Quantum Group is leading by example.  We are innovating unprecedented technology as we have filed eighteen provisional patents in FY2008.  We have developed and launched PWeR (Personal Wellness electronic Record) in less than a year.  This state-of-the-art platform integrates the most fundamental functions of healthcare into one web based, open, patient centric and architected service.  Electronic Medical Records, Personal Health Records, scheduling, billing, e-prescriptions, e-labs, disease management and practice management are all integrated with the synchronization of a supply chain.  An individual’s records follow them from doctor to doctor and country to country.  This is critical as healthcare management is what we do and the more efficiently we do it the more profitable we are.  Essentially, the patient has become the focus in our service chain management process.  We believe this transition will reduce duplicitous, unnecessary and inefficient costs and procedures, and will result in the improved quality of patient care.

The collective experience of our leadership team anticipated the transformation of healthcare to an electronic industry.   Thus we have architected the key relationships with the three key hubs – health plans, providers and hospitals so that we can empower consumers (patients), enable providers (doctors) and enrich the science (researchers that now, for the first time, have the richness of electronic clinical data to deeply understand the functions, conditions and treatments of the human body).

By leveraging successful processes and technologies field tested in other industries, we have a unique model of “fast to market” with low risk and predictable costs.

In return, we produce three revenue streams for The Quantum Group.

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Licensing of our technology as a service, to doctors, consumers, clinics and hospitals will provide a valuable platform that will both generate revenues and optimize our financial relationship with our partners.

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A second and most innovative source of income will be the knowledge derived from the aggregation and analysis of electronic clinical records and financial transactions in a de-identified manner.

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The third source of revenue will be from the licensing of intellectual capital protected by our patent portfolio.

These three lines are consistent with the successful models for the Innovation Economy:  Intellectual Capital, Knowledge and Services.

Through our launch of PWeR this year we have created a tremendous amount of interest from doctors, clinics, health departments and legislators looking for solid proof of electronic community based systems for healthcare.  PWeR’s initial launch at a non-profit free clinic confirmed the viability of Web-based, interactive, secure and HIPAA compliant services that even part time volunteer doctors use and value.

Additional elements of the system will include:

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Data transfer throughout the healthcare delivery system;

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Disease management;

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Patient health record;

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Management and clinical reporting;

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Case management;

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HMO plan administration;

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A/R financing reporting and reconciliation; and

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Accounting system.

Once developed and tested, Quantum Innovations technology solutions will be marketed through our Quantum Medical Support Services subsidiary, QMed Solutions.

We expect that Quantum Innovations will continue to spearhead leading edge technology and business process solutions aimed to transform this industry, and we are eager to share our ongoing progress with you.

Linking our model to the future of healthcare

I presented at a healthcare conference held by Smith Barney in 1997 and stated then that the underlying problem in healthcare is the misaligned economics of the industry – the sicker the patient, the more money is made.  There is no economic incentive to maintain the wellness of the patient.  In the pharmaceutical world, the drug companies make money for drugs sold whether they work or not.  In no other industry is this acceptable.  Imagine paying for a new gadget, taking it home and having it break within moments of set up, or worse yet not working at all.  We would be back at the store asking for our money back – and we would get it.  In healthcare, we continually pay for drug after drug, regardless of its efficacy and outcome.  Quantum is committed to changing this environment.

Doctors are caught in the cycle as they wait exorbitant periods of time to be paid for their work, only to have a claim denied or returned for further information.  In practically every other industry, payments are made in full upon completion of the service(s) rendered, or within 24 hours if paid by credit card.  The health plans are also not unscathed as their size and sheer mass of information prevents them from delving into the details to properly manage a patient’s care and proactively pursue a patient’s wellness.  Of course the ultimate price is paid by the patient.  This cycle is what our new leaders seek to change, and this change is where Quantum shines.

Our providers are part of the largest healthcare delivery system in the state of Florida and have the opportunity to access a dynamic tool that equips them with a complete overview of their patient.  What’s more, the unification provided by our architecture ensures a seamless integration of the practice management tools and processes they employ thus creating a much higher level of efficiency and effectiveness and a reduction in their operational costs.  Health plans find great value in our services as we provide the opportunity for our existing partners to expand into each county in which we have established community health systems (CHS) and for new plans looking to expand into the state to quickly enter the market and with low cost.  Additionally, our platform streamlines the delivery of patient care and inherently will trim wasteful dollars spent on care that does not improve patient outcomes, is duplicitous or unnecessary.  We believe this will help our health plan partners to meet the benchmarks set by the new administration and raise our value with our partners.

What’s more, our networks are built to meet and exceed the standards set by the Centers for Medicare and Medicaid Services and we therefore have the capability to expand our services to commercial plans, employer driven health plans and other health plan partners as need and opportunity arise.

In closing, I hope you feel as proud of this Company, your Company, as each of us here do.  We are pleased by our progress look forward to the opportunities ahead.  We will continue to work to prove your confidence in us in Fiscal Year 2009, and invite you to visit our website www.QuantumMD.com to sign up to receive our latest news as it breaks.

Thank you for your continued support of The Quantum Group of Companies.

Yours in wellness,

Noel J. Guillama

President and CEO

Certain statements contained in this correspondence, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective company’s Securities and Exchange Commission 10-KSB, 10-QSB, S-8 and 8-K filings (and amendments thereto) that may cause actual results to materially differ from projections. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning.  These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements.  Such risk factors include, without limitation, the ability of the Company to properly execute its business model, to raise substantial and immediate additional capital to implement its business model, to attract and retain executive, management and operational personnel, to negotiate favorable current debt and future capital raises, to negotiate favorable agreements with a diversified provider base and to continue to supply the services needed by its HMO clients as well physician clients.  The Company does not undertake any obligation to publicly update any forward-looking statements.  There can be no assurance that the provisional patents discussed in this press release will be granted by the US Patent and Trademark Office, or, if they are granted, they will not be challenged by third parties, or if not that we will be able to effectively use or commercialize such patents and/or we may not have the resources to deploy such technology. As a result, investors should not place undue reliance on these forward-looking statements.